Exhibit 4.10

[FORM OF] SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”), dated as of June 23, 2021, is entered into among SOS Hydration Inc., a California corporation (the “Company”), and the purchasers listed on Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”). Certain definitions used in this Subscription Agreement shall have the meanings given to them in Section 9 below.

WHEREAS, the Company is conducting an offering (the “Offering”) involving the sale of Senior Secured Notes (as defined below) in the aggregate Offering amount of up to One Million One Hundred Thousand Dollars ($1,100,000) USD and detachable warrants (the “Warrants”) to purchase at a price per share of Common Stock (as hereinafter defined) of $2.86 per share, in aggregate 307,385 shares of Common Stock (as defined below), which is equal to 5.54% of the Company’s then-outstanding Capital Stock, calculated on a Fully Diluted Basis as of the date hereof.

WHEREAS, subject to the terms and conditions set forth herein, the Company wishes to issue and sell to each Purchaser, and each Purchaser wishes to purchase from the Company, a Senior Secured Note and Warrant in exchange for the consideration (the “Consideration”) set forth opposite such Purchaser’s name on Schedule A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        DESCRIPTION OF SENIOR SECURED NOTES, WARRANTS AND COMMITMENT

1.1        Description of Senior Secured Notes.

(a)        Principal Amount; Interest. The Company has authorized the issuance and sale of promissory notes that shall be dated as of the Closing Date and shall be in the aggregate original principal amount of up to One Million One Hundred Thousand Dollars ($1,100,000) USD in substantially the form attached hereto as Exhibit A (the “Senior Secured Notes” and each a “Senior Secured Note”), subject to the receipt by the Company of the Consideration no later than the Closing Date. In exchange for the Consideration paid by each Purchaser, the Company will sell and issue to such Purchaser a Senior Secured Note. Each Senior Secured Note will have a principal balance equal to the Consideration paid by such Purchaser for such Senior Secured Note, as set forth opposite such Purchaser’s name on Schedule A, and shall accrue interest on its unpaid principal balance at an aggregate rate of twelve percent (12%) per annum (with a minimum of one year of interest) from the Closing Date, of which (i) interest at the rate of ten percent (10%) per annum shall accrue from the Closing Date and be paid to such Purchaser within ten (10) days of the first day of each calendar month until the Senior Secured Note is paid in full (“Monthly Interest”) and (ii) interest at the rate of two percent (2%) shall accrue from the Closing Date, compound annually, and be due and payable in arrears to such Purchaser on the Maturity Date (as defined below) (the “Deferred Interest” and together with the Monthly Interest, the “Total Interest”). The Senior Secured Notes shall be secured pursuant to the terms of a security agreement in substantially the form attached hereto as Exhibit B (the “Security Agreement”).

(b)        Maturity Date. Unless prepaid in full pursuant to Section 2.1 below, the aggregate unpaid principal amount of the Senior Secured Notes, plus all accrued and unpaid Total Interest thereon, and all other amounts payable under the Senior Secured Notes shall be due and payable on the earlier of: (a) June 23, 2023, (b) the closing of a Qualified Subsequent Financing, and (c) the closing of an IPO (any such date, the “Maturity Date”). The parties may extend the Maturity Date by written agreement of all the parties to this Subscription Agreement.

1.2        Warrants.

Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, at and subject to the Closing, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees to purchase from the Company, a Warrant to purchase that number of shares of Common Stock as is equal to that percentage of the Company’s then-outstanding Capital Stock, calculated on a Fully Diluted Basis on the date of exercise, set forth opposite such Purchaser’s name on Schedule A hereto at an aggregate exercise price set forth opposite such Purchaser’s name on Schedule A hereto, with an exercise period of ten (10) years from the Closing Date. The Common Stock issuable upon exercise of the Warrants shall be registered by the Company upon an IPO. The Warrants shall be in substantially the form attached hereto as Exhibit C.

1.3        Use of Proceeds.

The proceeds from the sale and issuance of the Senior Secured Notes and Warrants shall be used to provide working capital for the Company or general corporate or other operations costs as the Company in its sole discretion determines; provided, however, that the proceeds of the Senior Secured Notes and Warrants shall not be used to repay any outstanding indebtedness of the Company (such indebtedness shall exclude any accounts payable, non-interest bearing liabilities of the Company or credit card balances of the Company). For clarity, the Company may use proceeds from the Senior Secured Notes and Warrants to repay (a) Company accounts payables regardless of days outstanding of such payables (b) Company non-interest bearing liabilities, if any and (c) Company credit card balances.

1.4        Closing.

The closing of the sale of the Senior Secured Notes and Warrants in return for the Consideration paid by Purchasers (the “Closing”) will take place remotely via the exchange of documents and signatures on the date of and simultaneously with the execution of this Subscription Agreement, or at such other time and place as mutually agreed upon in writing by the Company and the Purchasers (the “Closing Date”). At the Closing, (i) each Purchaser will deliver to the Company the amount of Consideration set forth opposite such Purchaser’s name on Schedule A hereto (which amount shall initially be wired to the trust account of Cairncross & Hempelmann to be held until the Consideration from all Purchasers has been received, at which time the Consideration (less the Closing Fees) shall be delivered to the Company), and (ii) the Company will (A) deliver to each Purchaser an executed Senior Secured Note and Warrant and the Other Investor Agreements in return for the Consideration provided to the Company and (B) pay the Closing Fees as set forth in Section 12.10 below (which Closing Fees shall be deducted from the Consideration as described above).

2.        PAYMENT AND PREPAYMENT OF SENIOR SECURED NOTES

2.1        Prepayment.

The aggregate principal amount under the Senior Secured Notes and Total Interest (with a minimum of one year of Total Interest, and after one year, Total Interest accrued and unpaid through the date of repayment) thereon may be prepaid in whole or in part, without any prepayment fee, at any time prior to the Maturity Date at the sole election of the Company, upon at least two (2) Business Days’ prior written notice to the Purchasers (a “Prepayment”). Any prepayment shall be made to the Purchasers on a pari passu basis. Upon a Prepayment in full, Company’s obligations shall terminate under this Subscription Agreement and the Other Investor Documents (except those terms that explicitly survive termination), including, without limitation, the obligation to continue to pursue an IPO. For clarity, in the Company’s sole disretion, upon a Prepayment in full, the Company may abandon an OTC listing and IPO and release all of the professional advisors.

2.2        Direct Payment.

The Company will pay all sums owing under the Senior Secured Notes to the Purchasers by same day wire transfer of immediately available funds to an account designated in writing by each Purchaser to the Company at least five (5) Business Days prior to the date of any payment. Any payment or prepayment shall be credited first to accrued but unpaid Total Interest, and any remainder applied to payment of the principal amount then outstanding under the Senior Secured Notes. All payments shall be made to the Purchasers on a pari passu basis.

2.3        Payments Payable on Business Days.

Payments of all amounts due hereunder or under the Senior Secured Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the immediately following Business Day, together with all interest (if any) accrued to and including such preceding Business Day.

3.        REPRESENTATIONS AND WARRANTIES OF PURCHASERS

In connection with the transactions contemplated by this Subscription Agreement, each Purchaser hereby represents and warrants to the Company as follows:

3.1        Authority.

Such Purchaser has the legal right, power and authority to enter into, execute, deliver and perform its obligations under this Subscription Agreement, the Other Investor Agreements and the agreements, documents and instruments contemplated thereby to which such Purchaser is a party and each such Purchaser’s manager, partner, officer or agent executing and delivering this Subscription Agreement is authorized to do so. This Subscription Agreement, the Other Investor Agreements and the agreements, documents and instruments contemplated thereby to which such Purchaser is a party have been duly and validly executed and delivered and constitute legal, valid and binding obligations of such Purchaser, enforceable in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2        Investor Status.

Such Purchaser and each equity owner of such Purchaser (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act, and as set forth in Schedule B attached hereto, and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it and each equity owner of such Purchaser is capable of evaluating the merits and risks of the purchase of the Senior Secured Notes, the Warrants and the Common Stock issuable upon exercise of the Warrants (collectively, the “Securities”) from the Company and the suitability thereof. Such Purchaser agrees to furnish any additional information reasonably requested by the Company to assure compliance with applicable federal and state securities laws in connection with the purchase and sale of the Securities.

3.3        Investment Experience.

Such Purchaser is an investor in securities of development-stage companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

3.4        Investment for Purchaser’s Own Account.

Such Purchaser acknowledges that this Subscription Agreement is made with such Purchaser in reliance upon such Purchaser’s representations to the Company, which such Purchaser confirms by executing this Subscription Agreement, that (a) the Securities will be acquired for investment for such Purchaser’s own account, not as a nominee or agent (unless otherwise specified on such Purchaser’s signature page hereto), and not with a view to the resale or distribution of any part thereof and (b) it does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, such Purchaser also represents it has not been organized solely for the purpose of acquiring the Securities.

3.5        Disclosure of Information; Non-Reliance.

Such Purchaser acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Offering. Such Purchaser confirms that the Company has not given any guarantee or representation as to the potential success, return, effect, or benefit (whether legal, regulatory, tax, financial, accounting, or otherwise) of an investment in the Securities. In deciding to purchase the Securities, such Purchaser is not relying on the advice or recommendations of the Company and such Purchaser has made its own independent decision that the investment in the Securities is suitable and appropriate for such Purchaser. Such Purchaser understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

3.6        Restricted Securities.

Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act or any state securities laws, by reason of specific exemptions under the provisions thereof that depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, such Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except with respect to the Common Stock issuable upon exercise of the Warrants (which shall be registered by the Company upon an IPO), such Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company that are outside of such Purchaser’s control, and that the Company is under no obligation, and may not be able, to satisfy.

3.7        No Public Market.

Such Purchaser understands that no public market now exists for the Securities and that the

Company has made no assurances that a public market will ever exist for the Securities.

3.8        No General Solicitation.

Such Purchaser, and its officers, managers, employees, agents, stockholders, or partners have not either directly or indirectly, including through a broker or finder, solicited offers for or offered or sold the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. Such Purchaser acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

3.9        Residence.

Such Purchaser’s residence (in the case of a natural person) or principal place of business (in the case of an entity) is located in the state or province identified in the address shown on such Purchaser’s signature page hereto.

3.10 No “Bad Actor” Disqualifying Events.

No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a

“Disqualification Event”) is applicable to such Purchaser, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

4.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce the Purchasers to enter into this Subscription Agreement, the Company represents and warrants to Purchasers that, after giving effect to the transactions contemplated by this Subscription Agreement and the Other Investor Agreements:

4.1        Valid Existence and Authority.

The Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, (b) has all requisite power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and the failure to obtain such qualification is likely to result in a Material Adverse Effect (as defined below). The Company has the requisite power and authority to execute, deliver, and perform its obligations under this Subscription Agreement, the Other Investor Agreements and all other agreements to which it is, or in connection with the transactions contemplated hereby may become, a party.

4.2        Litigation.

There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Subscription Agreement or the Other Investor Agreement, or the right of the Company to issue the Securities, or to consummate the transactions contemplated hereby or thereby, or that, if determined adversely, would reasonably be expected to, either individually or in the aggregate, result in a material adverse effect on the Business, operations, assets or condition (financial or otherwise) of the Company (a “Material Adverse Effect”). The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate. The Company has not received any correspondence from any third party with respect to any of the foregoing.

4.3        Default.

The Company is not in material default under any loan agreement, indenture, mortgage, security agreement to which it is a party or any of its assets or properties are bound.

4.4        Capitalization.

(a)        The authorized capital of the Company consists of Twenty Million Shares

(20,000,000) of Common Stock (“Common Stock”), of which 4,020,803 shares are issued and outstanding and held by the shareholders and in the amounts set forth on Schedule 4.4 hereto. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. In addition, the Company has reserved 480,008 shares of Common Stock for issuance upon the exercise of certain outstanding warrants and has reserved 1,020,000 shares of Common Stock for issuance under the 2013 Stock Incentive Plan.

(b)        All of the outstanding shares of Common Stock were issued in compliance with applicable laws. None of the outstanding shares of Common Stock were issued in violation of any agreement or commitment to which the Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)        Except as set forth on Schedule 4.4 hereto, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Capital Stock or obligating the Company to issue or sell any Capital Stock of, or any other interest in, the Company. Except as set forth on Schedule 4.4 hereto, there are no voting trusts, member agreements, voting agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Common Stock.

4.5        Authorization and Compliance with Laws and Material Agreements.

The execution, delivery and performance by the Company of this Subscription Agreement, the

Other Investor Agreements and any other agreements to which it is or may in connection with the transactions contemplated hereby become a party, have been or prior to the consummation of such transactions will be duly authorized by all requisite corporate action on the part of the Company and do not and will not violate its Articles of Incorporation or bylaws or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien upon any assets of the Company pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which the Company or any of its properties is bound. The Company has obtained all authorizations, approvals or consents of, and made all required filings or registrations with, any court, governmental authority or third Person that are necessary for the legally valid and enforceable execution, delivery or performance by the Company of this Subscription Agreement and the Other Investor Agreements. The Company is not in violation of any term of its Articles of Incorporation or bylaws or, in any material respect, of any contract, agreement, judgment or decree to which it is a party or by which it or any of its assets or properties are bound and is in material compliance with all applicable laws, regulations and rules.

4.6        Solvency.

After giving effect to the transactions contemplated by this Subscription Agreement and the Other Investor Agreements, the Company will be solvent, able to pay its debts as they mature, and have capital sufficient to carry on its Business and all businesses in which it is engaged.

4.7        Enforceability.

This Subscription Agreement and the Other Investor Agreements, when delivered, shall constitute legal, valid and binding obligations of the Company and shall be enforceable against the Company in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

4.8        Securities Laws.

The Company has complied with or is exempt from the registration and/or qualification requirements of all federal securities laws (including, but not limited to, the Securities Act and the rules and regulations thereunder, and the Exchange Act and the regulations thereunder) and any state securities or blue sky laws applicable to the issuance or sale of the Securities.

5.        CLOSING DELIVERABLES

The parties’ obligations hereunder shall be subject to:

5.1        The performance by each party of its obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Secured Notes and Warrants.

5.2        Each Purchaser’s delivery on the Closing Date of the full Consideration as directed in this Subscription Agreement, together with: (i) this Subscription Agreement, (ii) the Senior Secured Note issued to such Purchaser, (iii) the Security Agreement, and (iv) the Warrant issued to such Purchaser, each duly executed by such Purchaser.

5.3        The Company’s delivery on the Closing Date of the following, each duly executed by the Company: (i) this Subscription Agreement, (ii) the Senior Secured Notes, (iii) the Security Agreement and (iv) the Warrants.

6.	EVENTS OF DEFAULT 6.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of

Default:”

(a)        The Company shall fail to perform or observe any material agreement, covenant, term or condition contained in this Subscription Agreement or in any of the Other Investor Agreements, other than an Economic Default (as defined below) in which such failure to perform or observe by the Company constitutes a Material Advers Event;

(b)       The Company shall fail to pay, when due, any principal, interest, or other sums payable under either the Senior Secured Notes or this Subscription Agreement (an “Economic Default”); or

(c)       The Company shall become subject to an Event of Bankruptcy.

Any Event of Default described under this Section 6.1, other than an Economic Default, shall be referred to as a “Non-Economic Default.”

6.2        Remedies of Holder upon Occurrence of Event of Default.

If any Event of Default described in Section 6.1 occurs and continues for a period of (a) fifteen (15) days, in the case of an Economic Default, or (b) fifty (50) days, in the case of a Non-Economic Default, after written notice thereof given by any of the Purchasers to the Company, then such Purchaser shall, by written election, elect to either (i) declare such Purchaser’s Senior Secured Note immediately due and payable, or (ii) continue to hold such Purchaser’s Senior Secured Note with the rate of Total
Interest set forth in Section 1.1 hereof increased by 6% (from 12% to 18%), which includes an increase from 10% to 13% for the Monthly Interest and an increase from 2% to 5% for the Deferred Interest, for so long as the Event of Default shall remain uncured.

7.       SENIORITY

Notwithstanding any provision in this Subscription Agreement to the contrary, the Indebtedness evidenced by the Senior Secured Notes issued to Purchasers, and each Purchaser’s rights and remedies hereunder and under the Other Investor Agreements, shall be senior in all respects to the liens, terms, covenants and conditions of all existing debt of the Company, except for the Permitted Senior Obligations, and, to the extent of any conflict or inconsistency between the other terms of this Subscription Agreement and this Section 7, the provisions of this Section 7 shall control. Each Purchaser acknowledges and agrees that (a) the Indebtedness evidenced by the Senior Secured Note issued to such Purchaser, and such Purchaser’s rights and remedies hereunder and under the Other Investor Agreements, shall be junior with respect to any Collateral (as defined in the Security Agreement) that is subject to the

Permitted Senior Obligations (including the Permitted Liens) for so long as such Permitted Senior Obligations remain outstanding; and (b) the Purchasers shall not have a security interest in Excluded Collateral for so long as the applicable Permitted Lien remains outstanding; provided that the Company agrees to immediately take all actions necessary to grant to the Purchasers a first priority security interest in the Excluded Collateral at such time as any Indebtedness subject to the applicable Permitted Lien has been paid in full (and the Purchasers shall be able to take such actions necessary to perfect the security interest in such Excluded Collateral, including, without limitation, filing a UCC-3 amendment to include the Excluded Collateral within the definition of

Collateral subject to the Purchasers’ security interest).
8. [INTENTIONALLY DELETED]
9. INTERPRETATION OF AGREEMENT

9.1        Certain Terms Defined. Capitalized terms used in this Subscription Agreement that are not otherwise defined herein shall have the meanings given to them below:

(a)       Business. This term means the financing, management and operation of the

Company.

(b)       Business Day. This term means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in California.

(c)       Capital Stock. This term means any Common Stock, preferred stock and other equity securities of the Company, whether authorized as of or after the date hereof.

(d)       Change of Control. This term means: (i) the sale of more than 50% of the total outstanding equity of the Company in a non-public sale, (ii) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either persons who hold a majority of the voting equity of the surviving entity immediately after such transaction are not persons who directly or indirectly held a majority of the voting equity of the Company immediately prior to such transaction.

(e)       Dispose. This term means to sell, convey, license, transfer, assign, lease, abandon or otherwise dispose (including in a sale and leaseback transaction).

(f)       Event of Bankruptcy. This term means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act that shall not be dismissed or stayed within ninety (90) days, (b) the admission in writing by a Person of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person’s assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction that shall not be dismissed or stayed within seventy-five (75) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within seventy-five (75) days.

(g)       Equity Securities. This means any and all shares of Capital Stock and any securities of the Company convertible into, or exchangeable or exercisable for, such Capital Stock, and options, warrants or other rights to acquire such Capital Stock.

(h)       Exchange Act. This term means the Securities Exchange Act of 1934, as amended.

(i)       Excluded Collateral. This term means any Collateral (as defined in the Security Agreement) that is subject to a Permitted Lien solely to the extent that such Permitted Lien remains outstanding.

(j)        Fully Diluted Basis. This term means, as of any date of determination, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

(k)       GAAP. This term means generally accepted accounting principles, applied on a consistent basis.

(l)       Holder. This term means, when used in reference to the Senior Secured Notes and Warrants issued pursuant to this Subscription Agreement, the Person (including each Purchaser) who, at the time of determination, is the lawful owner as the Purchaser or as permitted successor purchaser, assignee, or transferee pursuant to this Subscription Agreement, the Senior Secured Notes and the Warrants.

(m)        Indebtedness. This term means for any Person: (a) all interest-bearing indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed with interest due, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized in which interest is due, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others whereby interest is due, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof and in which interest is due, (f) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (c), (d) or (e).

(n)        IPO. This means an initial public offering of the Common Stock or any other security of the Company and listed on a US or foreign stock exchange. An initial public offering of the Common Stock shall not include any SPAC listing or other direct listing.

(o)        Lien. This term means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

(p)        Other Investor Agreements. This term means the Senior Secured Notes, the Security Agreement, the Warrants, and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company, any guarantor or any other Person and delivered to and for the benefit of such Purchaser or any Person participating with such Purchaser in the Offering.

(q)        Permitted Liens. This term means the Liens evidenced by the Permitted Senior Obligations.

(r)        Permitted Senior Obligations. This term means any amounts owing to the U.S. Small Business Administration under a federal Economic Injury Disaster Loan in the principal amount of $149,000 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), as secured by UCC-1 Financing Statement No. 20207792265939 filed June 17, 2020.

(s)        Person. This term means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, limited liability company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

(t)        Property. This term means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

(a)        Qualified Subsequent Financing. This term means the next sale (or series of related sales) by the Company, of any security that occurs prior to the Maturity Date, comprising either: (i) an IPO or (ii) a debt or equity financing in which the Company receives aggregate gross proceeds of Four Million Dollars ($4,000,000.00) or more from any parties that do not currently own, directly or indirectly, independently or through any affiliated entities, any Capital Stock (excluding, for the avoidance of doubt, the principal amount of the Senior Secured Notes).

(b)        Securities Act. This term means the Securities Act of 1933, as amended.

(c)        Stock Equivalents. This term means any option, warrant and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Capital Stock, and any option, warrant or other right to subscribe for, purchase or acquire Capital Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

Terms that are defined in other Sections of this Subscription Agreement shall have the meanings specified therein. All other terms contained in this Subscription Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in California, as from time to time in effect.

10.        AFFIRMATIVE COVENANTS

The Company covenants and agrees that, from the date hereof and until all of the obligations due to Purchasers under the Senior Secured Notes have been finally and irrevocably paid in full in accordance with the terms thereof unless waived in writing by the Purchasers:

10.1 Performance of Contractual Obligations.

The Company will duly and punctually pay and/or perform its obligations under this Subscription Agreement and the Other Investor Agreements.

10.2 [Reserved].
10.3 [Reserved].
10.4 Financial Reporting.

(a)        Monthly Reporting. Prior to the exercise of its respective Warrant, each Purchaser shall be entitled to receive, as soon as available, and in any event within ten (10) days after the end of each monthly accounting period, unaudited consolidated balance sheets of the Company and its subsidiaries as at the end of each such monthly period and for the current fiscal year to date and unaudited consolidated statements of income, cash flows, and shareholders’ equity for each such monthly period and for the current fiscal year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

(b)        Annual Financial Statements. Prior to the exercise of its respective Warrant, each Purchaser shall be entitled to receive, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year, reviewed consolidated balance sheets of the Company and its subsidiaries as at the end of each such fiscal year and reviewed consolidated statements of income, cash flows, and shareholders’ equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, accompanied by the certification of independent certified public accountants certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and shareholders’ equity for the periods covered thereby.

10.5 Inspection Rights.

Upon reasonable notice from a Purchaser, which shall at a minimum be fifteen (15) business days prior to the date of inspection, the Company shall, and shall cause its directors, officers, and employees to, afford such Purchaser and its representatives reasonable access during normal business hours to (i) the properties, offices, plants, and other facilities of the Company and its subsidiaries, (ii) the corporate, financial and similar records, reports, and documents of the Company and its subsidiaries, and (iii) the officers, senior employees, and public accountants of the Company and its subsidiaries, and to afford such Purchaser and its representatives the opportunity to discuss and advise on the affairs, finances, and accounts of the Company and its subsidiaries with their officers, senior employees, and public accountants (and the Company hereby authorizes said accountants to discuss with such Purchaser and its representatives such affairs, finances, and accounts).

10.6 Budget.

Not later than thirty (30) days prior to the commencement of each fiscal year, the Company shall prepare and provide to the Purchasers an annual operating budget for the Company and its subsidiaries in detail for the upcoming fiscal year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations of all outstanding and projected indebtedness, and profit and loss projections, all itemized in reasonable detail.

10.7 Going Public Terms.

(a)        Poppleton Partners.. Within thirty 30 days following the Closing, the Company will engage Poppleton Partners (“Poppleton”) as the “going public” readiness consultants, and the Company agrees that Poppleton will assist in all aspects of the Company’s process for going public and consummating the Company’s IPO. Poppleton and the Company will enter into a consulting agreement together on mutually acceptable terms. The failure of Poppleton and the Company to enter into the consulting agreement in the immediately preceding sentence shall not constitute a breach of this Subscription Agreement unless such failure is the result of the Company’s willful misconduct or gross negligence.

(b)        CMA. The Company agrees that it shall engage CMA as its investor relations firm prior to being a publicly traded company.

(c)        Roland Day Law. The Company agrees that it will provide Roland Day Law the first right of refusal to serve as counsel for the Company in connection with the Company’s IPO. Roland Day Law and the Company will enter into a mutually agreeable engagement letter. In the event that Roland Day Law does not serve as the Company’s counsel in connection with the Company’s IPO, then Eaglevision (as defined below) must approve any other firm selected by the Company to serve as its counsel in connection with its IPO.

(d)        Accounting. Within thirty (30) days following the Closing, the Company must retain a PCAOB auditing firm to audit the Company’s financial statements for the past two fiscal years.

(e)        Registration Statement. The Company must file a registration statement in connection with its IPO on or before December 31, 2021 and such registration statement must become effective on or before March 31, 2022. In connection with such registration statement, the Company will register all shares of Common Stock underlying the Warrants (including the Warrants issued to Eaglevision) and any warrants issued to Poppleton.

(f)        Going Public Service Provider Fees. Any fees (beyond hourly fees) that might be payable to service providers that are associated with going public or raising capital as a public company shall be structured as success fees. Should the Company not raise money in the going public process or as a public company, success fees would not be due. The specific costs for these service providers will be governed by contracts to be entered into between the Company and such service providers.

11.        NEGATIVE COVENANTS

The Company covenants and agrees that, from the date hereof and until all of the obligations due to Purchasers under the Senior Secured Notes have been finally and irrevocably paid in full in accordance with the terms thereof unless waived in writing by the Purchasers:

11.1 No Senior Indebtedness.

The Company shall not create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness senior in right of payment or otherwise to the Senior Secured Notes, and all outstanding current and any future obligations of the Company to its officers and/or managers and any additional debt instruments issued by the Company shall be subordinated to the Senior Secured Notes in all material respects.

11.2 Limitation on Liens.

The Company shall not incur, assume or permit to exist any Lien on any Property (including,

without limitation, the Collateral (as defined in the Security Agreement)) now owned or hereafter acquired by it or on any income or rights in respect of any thereof other than Permitted Liens and Permitted Senior Obligations.

11.3 Limitations on Dispositions.

The Company shall not Dispose of any of its Property (including, without limitation, any

Collateral), whether now owned or hereinafter acquired except:

(a)        the sale or Disposition of machinery and equipment no longer used or useful in the business of the Company;

(b)        the Disposition of obsolete or worn-out Property in the ordinary course of business;

(c)        the sale of inventory and immaterial assets in the ordinary course of business; or

(d)        Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such disposition are applied to the purchase price of replacement assets within 180 days.

12.        MISCELLANEOUS

12.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications provided for hereunder or the Other Investor Agreements shall be in writing and delivered by hand or overnight courier service or sent by facsimile or email as follows:

(a)        if to the Company, to the address listed on Schedule A hereto; and

(b)        if to a Purchaser, to it at such Purchaser’s address listed on Schedule A hereto.

Notices sent by hand or overnight courier service shall be deemed to have been given when received and notices sent by electronic communications, shall be effective upon confirmation received by the sender, including transmittal coded “advise when received” or words of similar meaning.

12.2 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Subscription Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties. This Subscription Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Subscription Agreement.

12.3 Headings.

The headings of the Sections and Subsections of this Subscription Agreement are inserted for convenience only and do not constitute a part of this Subscription Agreement.

12.4 Counterparts.

This Subscription Agreement may be executed in any number of counterparts, each of which,

when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

12.5 Electronic Signatures.

The parties agree that the electronic signatures, whether digital or encrypted, of the parties included in this Subscription Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

12.6 Reliance on and Survival Provisions.

All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing, shall survive the Closing until all obligations of the Company under this Subscription Agreement and the Other Investor Agreements shall have been satisfied in full.

12.7 Integration and Severability.

This Subscription Agreement and the Other Investor Agreements embody the entire agreement and understanding between Purchasers and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Subscription Agreement or in the Senior Secured Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

12.8 Governing Law.

This Subscription Agreement is entered into within and shall be governed by and construed under the laws of Delaware, without giving effect to conflict of laws principles thereunder.

12.9 WAIVERS; MODIFICATION.

NO PROVISION OF THIS SUBSCRIPTION AGREEMENT MAY BE WAIVED, CHANGED

OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

12.10 Expenses.

The Company shall pay One Hundred Thousand Dollars ($100,000) to Eaglevision Ventures, Inc. (“Eaglevision”) as due diligence fees and Ten Thousand Dollars ($10,000) for reimbursement of the legal fees and costs of Eaglevision and the Purchasers (collectively, the “Closing Fees”), which Closing Fees shall be paid at the Closing as a deduction from the Consideration and shall be delivered to Eaglevsion by wire transfer of immediately available funds to Eaglevision pursuant to the instructions set forth on Schedule C hereto. In addition, at the Closing, the Company shall issue to Eaglevision and Poppleton warrants to purchase an aggregate of 71,596 shares of Common Stock at an exercise price of $2.86 per share (specifically, a warrant to purchase 39,052 shares of Common Stock shall be issued to Eaglevision and a warrant to purchase 32,554 shares shall be issued to Poppleton), which shall be equal in aggregate to 1.37% of the Company’s then-outstanding Capital Stock, calculated on a Fully Diluted Basis on the date hereof, which warrants shall have a ten-year term and the Common Stock issuable upon exercise of the warrant shall be registered under the Securities Act by the Company upon an IPO pursuant to a Form S-1 registration statement or any successor form.

12.11 Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Subscription Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.12 Amendments; Waivers.

Any term of this Subscription Agreement or the Senior Secured Notes may be amended and the observance of any term of this Subscription Agreement or Senior Secured Notes may be waived with the written consent of the Company and all of the Purchasers. Any waiver or amendment effected in accordance with this Section 12.12 will be binding upon each party to this Subscription Agreement and each Holder of a Senior Secured Note purchased under this Subscription Agreement then outstanding and each future Holder of the Senior Secured Notes.

12.13 Legal Counsel.

The parties acknowledge that Cairncross & Hempelmann and its attorneys have acted as legal counsel to Eaglevision in the preparation and negotiation of this Subscription Agreement and the Other Investor Agreements, and have not acted as counsel to any other Person, including, without limitation, the Company or the Purchasers.

12.14 Assignment.

The Purchasers and any subsequent Holder may sell, assign or transfer this Subscription

Agreement, the Senior Secured Notes (upon an Event of Default that has not or cannot been cured pursuant to Section 6 hereof) or any of the Other Investor Agreements (in accordance with their terms), including, without limitation, each Purchaser’s or Holder’s rights, title, interests, remedies, powers and/or duties hereunder or thereunder, as the case may be, without the written consent of the Company.

IN WITNESS WHEREOF, the Company and each Purchaser have caused this Subscription Agreement to be executed and delivered by their respective officers thereunto duly authorized.